                                                                     Exhibit 2.2


                   DATED           25TH AUGUST           1998
                   ------------------------------------------




                             QUEST SOFTWARE LIMITED

                                       AND

                        QUEST SOFTWARE (SCOTLAND) LIMITED

                                       AND

                              IBIS SYSTEMS LIMITED

                                       AND

                                  SIMON CARTER



               ---------------------------------------------------


                         AGREEMENT FOR SALE OF BUSINESS

               ---------------------------------------------------








                                Beale And Company
                                  Garrick House
                                27-32 King Street
                                  Covent Garden
                                     London
                                    Wc2e 8Jd

                               Tel: 0171 240 3474
                               Fax: 0171 240 9111
                             Dx: 51632 Covent Garden
                           E-mail Beale@dial.pipex.com

                               REF: MJA/VHT/I5.31
                                    JULY 1998

                         AGREEMENT FOR SALE OF BUSINESS
                         ------------------------------


DATE:     25TH AUGUST 1998

PARTIES:


1. "The Vendor" Quest Software Limited registered in England and Wales under registration no: 2526420 whose registered office is at 5 The Windmills Turk Street Alton Hants GU34 1EF and Quest Software (Scotland) Limited registered in England and Wales under registration number 3408121 whose registered office is at 5 The Windmills as aforesaid

2. "The Purchaser" Ibis Systems Limited (registered no: 3410598) whose registered office is at 2 Twyford Place, Lincolns Inn, Cressex, High Wycombe, Buckinghamshire HP12 3RE

3. "The Guarantor" Simon Carter of 5 Appleton View East Tisted Alton Hants GU34 3QG


OPERATIVE PROVISIONS:


1.   INTERPRETATION

     1.1. In this agreement the following words and expressions have the following meanings, unless they are inconsistent with the context:


"Accounts Date"    means the 31st December 1996

"Agents" means the persons whose details are set out in Schedule 4 who, at the Effective Time are engaged by the Vendor in relation to the Business pursuant to various Agency Agreements referred to in the Disclosure Letter

"Assets" means the property, assets and rights of the Business to be purchased by the Purchaser as described in clause 2.1

"Book Debts"       means the trade debts owed to the Vendor at the Effective
                   Time in connection with the Business

"Business"         means the business of selling computer software and hardware and providing telephone support for the computer software and hardware to customers as carried on by the Vendor up to the Effective Time

"Cash Float"       means any cash in hand for the purpose of reimbursing
                   out-of-pocket expenses in connection with the Business and any cash balances held at the Vendor's bank at the Effective
                   Time

"Completion"       means the completion of the sale and purchase of the Assets in accordance with clause 4

"Computer Equipment" means the equipment listed in Part I of Schedule I

"Computer Software" means that computer software written by the Vendor listed in
                   Part II of Schedule I together with the following relating to such software (a) all copies of the source code (b) the programmer's notes as to the design of the code and the steps taken to supplement functions of the programs (c) logic manuals and flow charts and user manuals and (d) original specification and design objectives

"Contracts"        means all current contracts and engagements entered into or orders made prior to the Effective Time by or on behalf of the Vendor in each case which remain (in whole or in part) to be performed at or after the Effective Time as the same are set out or referred to in Part III of Schedule I and shall include the benefit of any causes of action against the other contracting party to such Contracts arising under such Contracts other than the Book Debts which shall have accrued prior to the Effective Time

"Creditors"        means the aggregate amount owed by the Vendor in connection with the Business to or in respect of trade creditors and accrued charges as recorded in the books of account of the Business as at the Effective Time but not including liabilities for value added tax or taxation on profits or chargeable gains

"Customer List"    means the record of names addresses and contact details of all current customers of the Business as the same are set out or referred to in Part IV of Schedule I and of all prior customers of the Business or any part thereof of which the Vendor has records and whether stored electronically or in documentary or other form and including such software access or pass codes as are required to enable such information to be read and utilised

"Disclosures"      means the disclosures set out in a disclosure letter of
                   today's date from the Vendor to the Purchaser relating to the warranties set out in this agreement and the Schedules

"Effective Time"   means the close of business on 31st July 1998

"Employees"        means the persons whose details are set out in Schedule 4
                   who, at the Effective Time, are employed by the Vendor and whose duties relate to the Business

"Excluded Assets"  means those assets listed in Schedule 2 being assets which are not to be transferred to the Purchaser

"Goodwill"         means the goodwill of the Vendor in relation to the Business and attaching to the Intellectual Property Rights and the Contracts, together with the exclusive right for the Purchaser or its assignee to represent itself as carrying on the Business in succession to the Vendor, and the irrevocable and exclusive right to use all trade names logos and designs used by the Vendor in relation to the Business at the Effective Time

"Information"      means all information owned by the Vendor or which the Vendor is entitled to use and pass to the Purchaser and which (in either case) is reasonably required for the operation of the Business including information relating to the supply of work and materials to the Business, to the marketing of any products or services supplied by the Business including (to the extent they exist) sales targets, sales statistics, marketing surveys and reports, marketing research, all training manuals and other materials relating to training of Customers or Employees on computer software products, any advertising or other promotional materials and all records and the database relating to modifications to software carried out for customers of the Business

"Intellectual Property
 Rights" means all intellectual property rights owned by the Vendor and used in or for the purpose of the Business including service marks, trade marks, registered designs and copyrights in any part of the world whether registered or unregistered and including all applications and rights to register the same and the copyright in all drawings, plans, specifications, designs and computer software and all know-how and confidential information, the registered rights being as listed in Part V of Schedule 1

"The Lease"        means the lease of the Premises dated 2nd December 1996 made between G F Carter, E Carter and S C Carter (1) and the
                   Vendor (2) as amended by a Deed of Variation between the parties dated 24TH AUGUST 1998

"Liabilities"      means the liabilities of the Business (other than the
                   Creditors) outstanding at the Effective Time

"Licensed Software"means all software licensed by third parties which is used in the Business as the same is listed in Part VII of Schedule 1

"Office Equipment" means all the office furniture and other equipment used by the Vendor in the Business as set out in Part VIII of
                   Schedule 1

"Planning Acts"    means as defined in the Town and Country Planning Act 1990
                   s336

"Premises"         means the premises comprised within the Lease and known as 5
                   The Windmills Turk Street Alton Hampshire

"Principal Accounts" means the audited balance sheet as at the Accounts Date audited profit and loss account for the year ended on the Accounts Date of the Vendor, including the directors' report and notes

"Purchaser's Solicitors" means Beale and Company of Garrick House, 27-32 King
                   Street, Covent Garden, London WC2E 8JD (Tel: 0171 240 3474 ref: MJA)

"Regulations"      means the Transfer of Undertakings (Protection of Employment)
                   Regulations 1981

"Vendor's Solicitors" means Penningtons of 9 London Road Newbury Berkshire RG14
                   1DH (ref: MF)

"Stocks" means the stocks including raw materials and finished goods owned by the Vendor at the Effective Time for the purposes of or in connection with the Business including those which, although subject to reservation of title by the Sellers, are under the control of the Vendor

"Warranties"       means the warranties and undertakings of the Vendor contained in this agreement and the Schedules

"Warranty Claim"   means any claim made by the Purchaser for breach of any of the Warranties

"Work in Progress" means the value of any work carried out in the Business by the Vendor which has not been invoiced to customers as at the Effective Time

1.2 all references to statutory provisions shall be construed as including references to:

         1.2.1   any statutory modification, consolidation or re-enactment;

         1.2.2   all statutory instruments or orders made pursuant to it;

         1.2.3 any statutory provisions of which it is a modification, consolidation or re-enactment;

in each case made or enacted at or before the Effective Time

1.3 except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa;

1.4      unless otherwise stated, a reference to a clause, sub-clause or
         Schedule is a reference to a clause or a sub-clause of, or a Schedule to, this agreement;

1.5 clause headings are for ease of reference only and do not affect the construction of this agreement.

1.6      1.6.1   The liabilities of the two companies comprised within the
                 definition "Vendor" shall be joint and several

         1.6.2 Any reference to any right or asset of whatever nature or to any liability or obligation of whatever nature of the Vendor shall be a reference to any right or asset or liability or obligation (as the case may be) of that one of the two companies comprised within the definition "the Vendor" as shall be appropriate to the case.

2.     AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this agreement, the Vendor shall sell to the Purchaser with full title guarantee and the Purchaser relying on the Warranties and the indemnities contained in clauses 6.4,
         6.6 and 7.2 shall purchase with effect from the Effective Time:

         2.1.1   the Business as a going concern; and

         2.1.2 all the following assets and rights owned by the Vendor and used in the conduct of the Business or which are used in the Business and are under the control of the Vendor pursuant to any contract and by that contract will vest in the Vendor subject only to payment of any unpaid monies due to any party:-

(a)      the Goodwill;

(b)      the Customer List;

(c)      the Computer Equipment;

(d)      the Computer Software;

(e)      the Office Equipment;

(f)      the Work in Progress;

(g) the benefits (subject to the burdens as provided under clauses 7.1 and 7.2) of the Contracts;

(h)      the Intellectual Property Rights;

(i)      the Information;

(j)      the Stocks;

(k) (to the extent transferable) all the rights of the Vendor against suppliers and third parties with respect to materials merchandise or services purchased by the Vendor from them in connection with the Business including without limitation all rights whether accrued or not at the Effective Time that the Vendor has or may have arising under AN AGREEMENT DATED 17TH MAY 1996 MADE BETWEEN THE DEVELOPMENT CENTRE LIMITED (1) THE VENDOR (2) AND SIMON CHARLES CARTER (3)

 but not for the avoidance of doubt) the Excluded Assets

2.2 Title to and risk in the Assets shall vest in the Purchaser at the Effective Time with title having passed to the Purchaser as regards those assets in item 2.1.2(a), (f), (g), (h) and (k) by virtue of this agreement and as regards those assets in 2.1.2 (b), (c), (d), (e), (i) and (j) by virtue of the delivery of the same into the possession of the Purchaser. To the extent not delivered, assets shall be held on trust by the Vendor for the Purchaser absolutely.

2.3 The Vendor shall be deemed to have carried on the Business from the Effective Time until Completion in all respects as the agent of the Purchaser. All profits and losses of the Business during that period shall be for the account of the Purchaser, and the Purchaser shall fully and effectively indemnify the Vendor against any losses sustained during that period and against all other actions, claims, costs, damages and proceedings arising out of the carrying on of the Business during that period.

3.       PURCHASE CONSIDERATION

3.1 The consideration for the sale by the Vendor of the Business and the Assets shall be the sum of 170,000 UKP (one hundred and seventy thousand pounds). The consideration shall be apportioned as follows:

                                    Apportionment
                                    -------------

     (a)  the Goodwill                  99,993 UKP
     (b)  the Customer List                  1 UKP
     (c)  the Computer Equipment        43,000 UKP
     (d)  the Computer Software              1 UKP
     (e)  the Office Equipment          20,000 UKP
     (f)  the Work in Progress               1 UKP
     (g)  the Contracts                      1 UKP plus the benefit of the
                                                   Purchaser's covenant in
                                                   clause 7
     (h)  the Intellectual Property Rights   1 UKP
     (i)  the Information                    1 UKP
     (j)  the Stocks                     7,000 UKP
     (k)  the Rights                         1 UKP
                                       --------
                              TOTAL:   170,000 UKP
                                       --------

3.2 The consideration is exclusive of Value Added Tax on the basis that the sale constitutes the sale of a business as a going concern pursuant to the Value Added Tax (Special Provisions) Order 1995.

3.3 The consideration shall be satisfied in cash upon completion of the purchase in accordance with clause 4.

4.       COMPLETION

4.1 The sale and purchase shall be completed immediately upon exchange of this agreement when all the matters set out in this clause 4 shall be effected.

4.2 The Vendor shall deliver to the Purchaser, at the Premises such of the Assets as are capable of being transferred by delivery.

4.3 The Vendor shall cause to be delivered or (if so requested by the Purchaser) made available to the Purchaser:

         4.3.1 such documents (if any) and in such form as shall have been agreed between the Purchasers Solicitors and the Vendors Solicitors prior to the signing of this agreement and as are required by the Purchaser's solicitors to complete the sale and purchase of the Assets and vest title to the Assets in the Purchaser;

         4.3.2 all its books of account, payroll records, income records, stock and other records, information relating to customers and suppliers (including a list of customers to which outstanding quotations have been given and a list of unfulfilled orders as at the Effective Time), relevant computer programmes (including all copies of the source code installed on a computer which is part of the Assets to be purchased hereunder) and other books and documents which relate to such programmes and the Business.

         4.3.3 all its designs and drawings, plans, instructional and promotional material, sales publications, advertising materials, terms and conditions of sale and other technical material and sales matter which relate to the Business, together with any plates, blocks, negatives and similar material relating to them;

         4.3.4 all records of National Insurance and PAYE relating to all the Employees duly completed and up to date;

         4.3.5 the Lease together with an executed (but unstamped) Deed of Assignment by the Vendor to the Purchaser of the Lease and the Landlord's consent to the assignment thereby effected;

         4.3.6 a Contract of Employment between the Purchaser and Simon Carter of 5 Appleton View East Tisted Alton Hampshire signed by the said Simon Carter.

4.4      Upon completion of the matters referred to above the Purchaser shall:

         4.4.1 deliver to the Vendor a banker's draft in respect of the purchase consideration; and

         4.4.2 deliver to the said Simon Carter a duplicate copy of the Contract of Employment referred to in clause 4.3.6 duly signed by a director of the Purchaser.

         4.4.3 deliver to the Vendor a duplicate copy of the Deed of Assignment REFERRED TO IN CLAUSE 4.3.5.

4.5 The Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this agreement.

4.6 The Purchaser may in its absolute discretion waive any requirement contained in clause 4.2 or 4.3.

5.       DEBTORS

5.1 The Vendor shall be entitled to collect the Book Debts and the Purchaser agrees to give all reasonable assistance to the Vendor to enable the Vendor to collect the Book Debts.

5.2 Any sums received by the Purchaser in respect of any Book Debts shall be held on trust by the Purchaser for the Vendor.

5.3 The Purchaser shall account to the Vendor within 14 days of receipt for any sums received by it in respect of any of the Book Debts.

5.4 If it becomes apparent that recovery of any of the Book Debts is not likely to be possible within a reasonable period unless legal proceedings are instituted, the Vendor will consult with the Purchaser before instituting any legal proceedings.

5.5 Subject to any express intention to the contrary on the part of the debtor, any money received by either party from a person who is both indebted to the Purchaser and liable for payment of one or more of the Book Debts shall be deemed to have been paid in or towards discharge of the oldest debt, regardless of the identity of the creditor.

5.6 The Purchaser shall for a period of 12 months give to the Vendor reasonable access to its books and records in relation to the collection of the Book Debts.

6.       CREDITORS AND LIABILITIES

6.1 The Vendor shall forthwith following a request therefor supply to the Purchaser full details of the Creditors.

6.2 Subject to clause 6.7 the Vendor shall be responsible for the discharge of the Creditors and Liabilities and notwithstanding completion of the purchase of the Business shall be responsible (subject as aforesaid) for all debts payable by and claims outstanding against it at the Effective Time including all wages, sums payable under taxation statutes, rent and other expenses.

6.3 Without prejudice to the generality of clause 6.2 but subject as therein mentioned:

         6.3.1 the Vendor shall remain liable for claims by third parties in respect of any service supplied or products sold by the Vendor or any act or omission of the Vendor prior to the Effective Time or arising from defective products or parts of products manufactured by the Vendor, even if the defective products or parts were sold by the Purchaser provided (in such case) they are sold in the 12 months following completion;

         6.3.2 upon becoming aware of any relevant claim the Purchaser will promptly give notice of it to the Vendor and neither party shall take any steps which might reasonably be expected to damage the commercial interests of the other without prior consultation with the other.

6.4 The Vendor shall indemnify the Purchaser from and against all liabilities debts and claims referred to under clause 6.2 and 6.3.1 and such indemnity shall extend to the amount of any settlement of a claim (including reasonable costs) made by the Purchaser with the approval of the Vendor.

6.5 The Purchaser shall take all reasonable preventive action with a view to avoiding claims under clause 6.3.1 (including, without limitation repair and replacement) and provided such action has first been discussed and approved by the Vendor (such approval not to be unreasonably withheld or delayed) the Vendor shall bear the cost of that action.

6.6 Save for such liabilities as the Purchaser agrees expressly to assume under this agreement, the Purchaser shall not assume any liability of or relating to the Business in existence at the Effective Time and nothing in this agreement shall make the Purchaser liable in respect of anything done or omitted to be done prior to the Effective Time by the Vendor.

6.7 The Purchaser has been notified by the Vendor and accepts that in certain respects the Computer Software is not Year 2000 compliant and to that extent, the Vendor may have been in breach of representations and other contractual obligations to its customers. The Purchaser will use best endeavours after Completion to remedy the defects in the Computer Software relating to Year 2000 compliance and thereafter to notify all relevant customers and supply them free of charge with supplemental software remedying the defects.

7.       CONTRACTS

7.1      The Purchaser shall:

         7.1.1 accept assignments from the Vendor of or join with the Vendor in procuring a novation of the Contracts; and

         7.1.2 carry out perform and discharge all the obligations and liabilities created by or arising under the Contracts after the Effective Time except for any obligations and liabilities (other than as referred to in clause 6.7) attributable to a breach on the part of the Vendor or arising prior to the Effective Time.

7.2 The Purchaser shall indemnify the Vendor against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts (except as provided under 7.1.2) to the extent that they fall to be carried out, performed and discharged after the Effective Time. The Vendor shall indemnify the Purchaser against all actions, proceedings, costs, damages, claims and demands other than those in respect of or arising out of the matters referred to in clause
         6.7 to the extent that the same are attributable to any failure on the part of the Vendor to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts in the period up to the Effective Time to the extent that they fall to be carried out, performed and discharged up to the Effective Time.

7.3 Insofar as the benefit of any of the Contracts cannot effectively be assigned to the Purchaser except by an agreement or novation with, or consent to the assignment from, the person, firm or company concerned:

         (a) the Vendor shall at the Purchaser's request and expense use all reasonable endeavours with the co-operation of the Purchaser to procure such novation or consent to the assignment;

         (b) until any Contract is novated or assigned the Vendor shall hold it and also the benefits arising under it in trust for the Purchaser absolutely. Where the Purchaser performs such contract it does so (provided such sub-contracting is permissible and lawful under that Contract), as the Vendor's sub-contractor; and

         (c) until any Contract is novated or assigned the Vendor shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser's request and expense) to enable the Purchaser to enforce its rights under that Contract.

7.4 For the purpose of obtaining the effective assignment of the Contracts to the Purchaser the Vendor and the Purchaser agree to notify together in writing the other parties to the Contracts on or as soon as practicable after the Effective Time (in such form as both parties shall agree) of the assignment of each Contract to the Purchaser to the extent that the same are assignable to the Purchaser without the other party's prior written consent.

7.5 The Vendor agrees that it shall, at the Purchaser's request and expense, use all reasonable endeavours with the co-operation of the Purchaser to procure the assignment to the Purchaser of the right to use the Licensed Software following Completion. Following any such assignment, the Purchaser shall perform and discharge all of the obligations and liabilities relating to the Licensed Software imposed by any third party including the owner of any Licensed Software save for any that relate to the period up to the Effective Time. For the avoidance of doubt, clauses 7.2, 7.3 and 7.4 shall apply mutatis mutandis to the Licensed Software.

8.       EMPLOYEES AND AGENTS

8.1 For the purposes of Regulation 10 of the Regulations, the Vendor warrants that it does not recognize any Trade Union as representing any of the Employees or the Agents.

8.2 All salaries and other emoluments and obligations, including entitlement to commission bonuses or rewards up to the Effective Time, accrued but unpaid holiday entitlement (where holiday has not been taken), holiday pay, accrued sick pay, tax and national insurance payments and other contributions to retirement benefit or pension schemes and other contractual benefits relating to the Employees and the Agents shall be borne by the Vendor to the extent they arise in or relate to the period up to the Effective Time.

9.       VALUE ADDED TAX

9.1 The parties shall use all reasonable endeavours to procure that the sale of the Business is deemed to be a transfer of a business as a going concern for the purposes of the Value Added Tax Act 1994, s49 and
         Schedule 4 paragraph 8(1)(a). In the event that VAT shall be payable on the sale under this agreement (other than where such VAT has become payable because of a breach by the Vendor of the provisions of the first sentence of this clause) the Purchaser shall pay to the Vendor such VAT and any penalties or interest incurred by the Vendor for late payment of such sum, such payment to be made on delivery by the Vendor to the Purchaser of a valid invoice in respect of such VAT.

9.2 The Vendor shall deliver to the Purchaser all the records of the Business for value added tax purposes which are required by the Value Added Tax Act 1994, s49(1)(b) to be preserved.

9.3 The Purchaser shall for a period of not less than 6 years from the Effective Time preserve the records so delivered to it by the Vendor and, upon reasonable notice, make them available to the Vendor or its agents during normal business hours.

10.      TITLE AND APPORTIONMENTS

10.1 The Vendor shall take all necessary steps reasonably required (but shall not be required to incur any expenditure to that end) and co-operate fully with the Purchaser to ensure that the Purchaser obtains the full benefit of the Business and Assets and shall at the request and expense of the Purchaser execute such documents and take such other steps (or so far as it is reasonably able procure other necessary parties so to do) as are reasonably necessary or appropriate for vesting in the Purchaser all its rights and interests in the Assets.

10.2 All rents, rates, gas, water, electricity and telephone charges and other outgoings relating to or payable in respect of the Business up to the Effective Time shall be borne by the Vendor and as from the Effective Time shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable in respect of the Business up to that time shall belong to and be payable to the Vendor and as from that time shall belong to and be payable to the Purchaser. Such outgoings and payments receivable shall if necessary be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall be apportioned according to the extent of such use.

10.3 Where any amounts fall to be apportioned under this agreement, the Vendor shall provide the Purchaser with full details of the apportionments, together with supporting vouchers or similar documentation, and to the extent that the items are not in dispute the appropriate payment shall be made by or to the Vendor forthwith. If the amount of any apportionment is in dispute, the provisions of clause
         10.4 shall apply for resolving the dispute and the amount determined in accordance with that clause shall be paid within 14 days of the determination, together with interest calculated on a daily basis (as well after as before judgment), from the Effective Time until the date of actual payment, at the rate of 4 per cent per annum above the base rate from time to time of Midland Bank PLC.

10.4 In the case of dispute between the parties as to the amount of any apportionment either party may refer the subject of the dispute to a firm of chartered accountants agreed by the parties or failing agreement within 14 days, a firm nominated at the request of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. The accountants shall be entitled to call for and inspect the relevant invoices and vouchers and such other documents as they shall consider necessary. In making their determination the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Vendor and Purchaser in such proportions as the accountants determine.

11.      WARRANTIES BY THE VENDOR

11.1     The Vendor warrants to the Purchaser that:

         11.1.1  save as disclosed in the Disclosures, the Warranties set out in
                 Schedule 3 are true and accurate in all respects;

         11.1.2 the Disclosures are true and accurate in all material respects fully and fairly disclose every matter to which they relate.

11.2 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Business, by any investigation made by or on behalf of the Purchaser into the affairs of the Vendor, by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever except a specific and duly authorised written waiver or release.

11.3 The Purchaser hereby acknowledges that it does not enter into this Agreement in reliance on any representation warranty or undertaking other than those embodied in this Agreement and the Schedules.

11.4     If there is a breach of any of the Warranties and:

         11.4.1 the value of the Business or any of the Assets is less than it would have been at the Effective Time in the absence of the breach; or

         11.4.2 the Purchaser incurs a liability which it would not have incurred or which exceeds the liability it would have incurred had matters been as warranted; or

         11.4.3 as a result of the breach or of matters not being as warranted the Purchaser suffers loss, costs or expenses or does not receive any benefit, gain or profit which otherwise could reasonably have been expected to accrue;

         then without affecting the Purchaser's other rights the Vendor shall pay to the Purchaser in cash by way of damages an amount equal to the resulting diminution of value or the liability or excess liability and the loss, costs and expenses so as to put the Purchaser into the position which it would have been in if the Warranties had been true and accurate and had not been breached.

11.5 The Vendor undertakes to indemnify the Purchaser against any costs taxed on an indemnity basis (together with any VAT thereon which is not recoverable by the Purchaser) which the Purchaser may incur either before or after the commencement of any action, in connection with:

         11.5.1 any legal proceedings in which the Purchaser claims that there has been a breach of the Warranties and in which judgment is given in favour of the Purchaser; or

         11.5.2  the enforcement of any such judgment.

11.6 Notwithstanding any other provisions of this Agreement the liability of the Vendor hereunder shall be limited in accordance with the provisions of Schedule 5 and the provisions of such Schedule shall have effect.

12.      PENSIONS

12.1 The Vendor shall be responsible for all payments into the Vendor's pension fund in respect of the Employees for the period up to the Effective Time.


13.      FUTURE ACTIVITIES

13.1 For the purpose of assuring to the Purchaser the full benefit of the Business the Vendor and Guarantor each covenant and undertake with the Purchaser that it shall not:

         13.1.1 disclose to any person or itself use for any purpose the Customer List, the Information or any other confidential information concerning the Business and it shall keep the same confidential and shall use all reasonable endeavours to ensure that the use publication or disclosure by others (including without limitation existing or former employees or agents of the Vendor) of the same does not occur and is prevented;

         13.1.2 for a period of 4 years after the Effective Time either on its own account or through any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Purchaser any person who is now or has, during the two years preceding the Effective Time, been a customer or employee of, supplier to or otherwise in the habit of dealing with, the Vendor in relation to the Business;

         13.1.3 for a period of 4 years after the Effective Time directly engage in the United Kingdom in any activity which is similar to or which directly competes with the Business or any material part thereof as it is now carried on.

         13.1.4 for a period of 4 years after the Effective Time use the name Quest Software on its own or in any trading name or any similar sounding name in any business;

         13.1.5 not at any time after the Effective Time grant licence or assign the right to use the name Quest Software on its own or any similar sounding name to any other party or purport to do so.

13.2 The Vendor shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders relating to the Business, including enquiries or orders for any work, supplies of computer software or hardware or computer related services which the Vendor may in the future receive.

13.3 The Vendor and Guarantor agree with the Purchaser that the provisions of clause 13.1 are reasonable and necessary for the protection of the value of the Business and the Goodwill and that having regard to that fact those provisions do not work unfairly against the Vendor and the Guarantor.

13.4     The Vendor and Guarantor agree that if any of the provisions of clause
         13.1 themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of business activities or area dealt with were thereby reduced in scope, then the relevant provision shall apply with such modification as may be necessary to make it or them valid and effective.

14.      ANNOUNCEMENTS

14.1 No announcement of any kind shall be made in respect of the subject matter of this agreement except as specifically agreed between the Vendor and the Purchaser. Any announcement by either party shall in any event be issued only after prior consultation with the other.

15.      COSTS

15.1 All expenses incurred by or on behalf of the parties, including all fees of agents, solicitors, accountants, employed by either of the parties in connection with the negotiation, preparation and execution of this agreement shall be borne solely by the party which incurred them.

16.      COMMUNICATIONS

16.1 All communications between the parties with respect to this agreement shall be delivered by hand or sent by first-class post to the address of the addressee as set out in this agreement, or to such other address (being in Great Britain) as the addressee may from time to time have notified for the purpose of this clause, or sent by facsimile transmission (with confirmation by letter posted first-class within 24 hours).

16.2     Communications shall be deemed to have been received:

         16.2.1 if sent by first-class post: 2 business days after posting exclusive of the day of posting;

         16.2.2  if delivered by hand: on the day of delivery;

         16.2.3  if sent by facsimile transmission: at the time of transmission.

16.3 Communications addressed to the Vendor shall be marked "Strictly Private and Confidential attention of Mr. Simon Carter". Communications addressed to the Purchaser shall be marked for the attention of Peter Nagle with copies to Barry Schechter at 7979 Ivanhoe Avenue, Suite 500, La Jolla, CA 92037.

16.4     In proving service:

         16.4.1 by delivery by hand: it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

         16.4.2 by post: it shall be necessary only to prove that the communication, or letter of confirmation, was contained in an envelope which was duly addressed posted in accordance with this clause;

         16.4.3 by facsimile transmission: it shall be necessary only to prove that the facsimile message was properly addressed transmitted and confirmation received from the recipient's fax machine or operator as the case may be.

17.      ENTIRE AGREEMENT AND SCHEDULES

17.1 This agreement and the Schedules constitute the entire agreement and understanding between the parties with respect to all matters which are referred to.

17.2     The Schedules form part of this agreement.

17.3     This agreement binds each party's permitted successors and assigns.

17.4 None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

18.      INVALIDITY

18.1 If any term or provision in this agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this agreement but the remainder of this agreement shall not be affected.

19.      FURTHER ASSURANCE

19.1 The Vendor shall without charge (but subject to clause 19.2) execute all such documents or do or procure the doing of such acts and things after Completion as the Purchaser shall reasonably require in order to give effect to this agreement and give to the Purchaser the full benefit thereof which shall include enforcing the rights described in clause 2.1.2(k).

19.2 The Purchaser shall discharge all fees and out-of-pocket expenses incurred by the Vendor with the prior approval of the Purchaser in carrying out its obligations under clause 19.1 (including, without limitation, all reasonable fees of solicitors accountants and other professional advisers) and the Vendor shall be entitled to security therefor before complying with such obligations.

20.      PROPER LAW

20.1 The construction, validity and performance of this agreement shall be governed by the laws of England and the parties agree to submit to the jurisdiction of the English Courts for all purposes relating to this agreement.

21.      WARRANTY OF AUTHORITY

21.1 The Purchaser warrants to the Vendor that the Purchaser has full power and authority to enter into this Agreement and does not require the consent of any third party to do so.

22.      GUARANTEE

22.1 The Guarantor as principal obligor unconditionally and irrevocably GUARANTEES to the Purchaser the performance of all of the obligations and the discharge of all liabilities of the Vendor arising under this Agreement upon the following conditions:

         22.1.1 If the Vendor in any respect fails to comply with its obligations and discharge any liabilities under the Agreement or commits any breach and in either case fails to remedy its default within fourteen days of notice in writing from the Purchaser requiring it so to do, the Guarantor shall indemnify the Purchaser against the losses, damages, costs and expenses that may be reasonably incurred by the Purchaser by reason of that default; and

         22.1.2 Notice in writing of any default or breach is to be given by the Purchaser to the Guarantor and within 7 days from receipt of such notice the Guarantor agrees to make payment in accordance with the indemnity in clause 22.1.1 arising out of such default or breach.

22.2 This Guarantee is a continuing guarantee until the complete discharge and satisfaction of all obligations owed under the Agreement.

22.3 The Guarantor shall not be discharged by time or any other indulgence or concession given to any third party by the Purchaser, or by anything the Purchaser may do or omit to do or by any other dealing, act or omission that but for this provision would discharge the Guarantor.

22.4 If at any time any one or more of the provisions of this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in anyway affected or impaired thereby.

23.      CERTIFICATE OF VALUE

23.1 It is hereby certified that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or aggregate amount or value of the consideration exceeds ?500,000 (five hundred thousand pounds).



AS WITNESS the hands of the duly authorised representatives of the parties on the date which first appears on page 1.

 SIGNED BY                 )
 for and on behalf of      )
 QUEST SOFTWARE LIMITED    )
          )


 In the presence of                 )



 SIGNED BY                 )
 for and on behalf of      )
 QUEST SOFTWARE            )
 (SCOTLAND) LIMITED        )
          )


 In the presence of                 )





 SIGNED BY                 )
 for and on behalf of      )
 IBIS SYSTEMS LIMITED      )



 In the presence of                 )




 SIGNED BY                 )
 for and on behalf of      )
 SIMON CARTER              )



 In the presence of                 )

                                    CONTENTS
                                    --------


                                                                           PAGES
                                                                           -----


Agreement for Sale of Business
Schedule I

         Part I:         Computer Equipment

         Part II:        Computer Software

         Part III:       Contracts

         Part IV:        Customer List

         Part V:         Prepayments (invoiced and paid and invoiced and unpaid)

         Part VI:        Intellectual Property Rights

         Part VII:       Licensed Software.

         Part VIII:      Office Equipment

         Part IX:        Premises


Schedule 2        Excluded Assets

Schedule 3        Warranties


Schedule 4        Employees (containing lists of names,
                  date of birth, address, cont. service
                  and accrued rights)


Schedule 5        Limitations on Vendor's Liability to Warranty claims